Exhibit 99.1

Verisk Analytics, Inc., Announces Appointment of Scott G. Stephenson to Chairman of the Board

JERSEY CITY, N.J., March 14, 2016 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading data analytics provider, today announced that the Board of Directors unanimously elected Scott G. Stephenson, Verisk’s president and chief executive officer, to succeed Frank J. Coyne as Chairman of the Board of Directors. In connection with this change, Verisk is also creating the role of Lead Director and has unanimously named Mr. Coyne to the position. Both of the appointments are effective April 1, 2016.

Mr. Stephenson said, “I am honored by the vote of confidence and will continue to work every day on behalf of Verisk’s shareholders to continue to create long-term value for them. Verisk’s businesses are distinctive and well positioned for success in the future. I am delighted that Frank will remain on the Board as independent Lead Director, continuing in his role as an important advisor to our company and a strong advocate for Verisk shareholders.”

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading data analytics provider serving customers in insurance, natural resources, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on unique data assets and deep domain expertise to provide first-to-market innovations that are integrated into customer workflows. Verisk offers predictive analytics and decision support solutions to customers in rating, underwriting, claims, catastrophe and weather risk, global risk analytics, natural resources intelligence, economic forecasting, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets.

Headquartered in Jersey City, N.J., Verisk Analytics operates in 22 countries and is a member of Standard & Poor’s (S&P) 500® Index. In 2015, Verisk was ranked 18th on the Forbes World’s Most Innovative Companies list. For more information, please visit www.verisk.com.

Contact:

Investor Relations

Eva Huston

Senior Vice President, Treasurer, and Chief Knowledge Officer

Verisk Analytics, Inc.

201-469-2142

eva.huston@verisk.com

David Cohen

Director, Investor Relations and Business Analytics

Verisk Analytics, Inc.

201-469-2174

david.e.cohen@verisk.com

Media

Rich Tauberman

MWW Group (for Verisk Analytics)

202-600-4546

rtauberman@mww.com